Exhibit 99.1


                     CAPITAL ALLIANCE INCOME TRUST APPOINTS
                            NEW INDEPENDENT DIRECTOR


SAN FRANCISCO - (BUSINESS WIRE) - September 6, 2007 - Capital Alliance Income Trust ("CAIT") (AMEX:CAA-News) a specialty lender organized as a real estate investment trust ("REIT"), announced the appointment of Ace J. Blackburn, Jr.
to its Board of Directors. The appointment satisfies the American Stock Exchange's Small Business filer Independent Director representation requirement. Mr. Blackburn was also elected to the Audit, Compensation and Nominating committees. Each of theses committees is 100% comprised of Independent Directors.

Mr. Blackburn, 52, is the Senior Vice President of Trango Systems, Inc. and Z-Communications, Inc. Trango and Z-Communications are affiliated companies headquartered in San Diego, California. Trango has a global presence in fixed wireless products and Z-Communications manufactures electrical components. From 1992 until 2005, Mr. Blackburn was a litigation and defense partner at Cooney, Mattson, Lance, Blackburn, Richards & O'Connor where he worked with and advised many Fortune 100 companies on defense litigation and business issues. He graduated from Brown University with a BA in economics and has an MBA and JD from the University of Miami in Florida.

Separately, the company also reported the establishment of minimum share ownership standards for its Directors. On or before September 19, 2007 all Board members will own at least 100 shares. Newly elected or appointed Directors will own at least 100 shares within 90 days of their becoming a Director. When Directors have served 1 year or longer on the Board of Directors, the ownership threshold will increase to not less than 500 shares. President and CEO, Richard Wrensen praised the Board's recognition of share ownership, "as promoting the best practices of corporate governance". CAIT's current group of Independent Directors has served for less than one year.

About Capital Alliance Income Trust

CAIT is a specialty lender, which primarily invests in high yielding, mortgage loans located in California. Historically, only residential loans with a combined loan-to-value of 75% or less are accepted for CAIT's mortgage investment portfolio.

Forward Looking Statements
 This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.


Contact:    Capital Alliance Income Trust
            Gregory Bronshvag - Vice President and Secretary
            415-288-9595  -or-  IR@caitreit.com
            www.caitreit.com